Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

INTELLECTUAL PROPERTY ASSET PURCHASE AGREEMENT

THIS INTELLECTUAL PROPERTY ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 17, 2020 (the “Effective Date”) by and between Inozyme Pharma, Inc., a Delaware corporation with its principal office at 321 Summer Street, Floor 4, Boston, MA 02210 (the “Buyer”), on the one hand, and Alexion Pharmaceuticals, Inc., a Delaware corporation, with its principal office at 121 Seaport Boulevard, Boston, MA 02210 (the “Seller”, with Seller and Buyer each, individually, a “Party” and, collectively, the “Parties”), on the other hand.

WHEREAS the Buyer desires to purchase, and the Seller desires to sell, the Assets (as defined below), subject to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

The terms defined herein shall have, for all purposes of this Agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires:

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. A Person shall be deemed to “control” another Person if the first Person (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such second Person, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the second Person.

“Assets” means, collectively, the Assigned Data, the Assigned Know-How, the Assigned Materials, and the Assigned Patent Rights.

“Assigned Data” means solely the items described on Exhibit B, which, for the avoidance of doubt, do not include any contractual obligations.

“Assigned Know-How” means solely the Know-How described on Exhibit B, which, for the avoidance of doubt, do not include any contractual obligations.

“Assigned Materials” means solely the Materials described on Exhibit B, which, for the avoidance of doubt, do not include any contractual obligations.

“Assigned Patent Rights” means (a) Seller’s exclusive rights in the patents and patent applications identified on Exhibit A-1 and Seller’s joint ownership rights in the jointly-owned patents and patent applications identified on Exhibit A-2, (b) Seller’s exclusive or joint-ownership rights, as applicable, in all national, regional and international patents and patent applications deriving priority or issuing from any of the patent rights described in clause (a), (c) Seller’s exclusive or joint-ownership rights, as applicable, in all patent applications filed after the Effective Date that derive priority from the patent rights described in clause (a), including substitutions, divisionals, continuations, continuations-in-part, provisional patent applications, converted provisional patent applications, re-issues and re-examinations, and continued prosecution applications of such patent rights, (d) Seller’s exclusive or joint-ownership rights, as applicable, in any and all patents that have issued or in the future issue from any patent applications covered by clauses (a) – (c), including utility models, petty patents and design patents and certificates of invention, and (e) Seller’s exclusive or joint-ownership rights, as applicable, in any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates, patent term extensions and the like) of the patents or patent applications covered by clauses (a) – (d).

“Buyer Permitted Encumbrance” means (a) statutory Encumbrances arising out of operation of law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (b) Encumbrances for taxes not yet due, payable, delinquent or subject to penalties for nonpayment, or which are being contested in good faith through appropriate proceedings; (c) imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and are not reasonably likely to materially impair, the continued operation of Buyer’s business, (d) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Encumbrances and security obligations that are incurred in the ordinary course of business and are not delinquent, and (e) non-exclusive licenses granted by Buyer or its Affiliates under any assets in the ordinary course of business.

“Confidentiality Agreements” means each of (i) that certain Confidential Disclosure Agreement by and between Seller and Buyer, dated November 6, 2017, and (ii) that certain Confidential Disclosure Agreement by and between Seller and Buyer, dated May 8, 2020.

“ENPP1” means ectonucleotide pyrophosphatase/phosphodiesterase 1 proteins (NPP1/ENPP1/PC-1), enzymatically active fragments thereof, fusion polypeptides containing such proteins or fragments, and nucleotide sequences encoding any of the foregoing, derived from any species. Exemplary sequences for full-length ENPP1 polypeptides include: Human (NCBI accession no. NP_006199.2), Mouse (NCBI accession no. NP_001295256.1), Cow (NCBI accession no. NP_001193141), Rabbit (NCBI accession no. NP_001162404.1), and Baboon (NCBI accession no. NP_001076211.2).

“Fraud” means, with respect to any Party, common law fraud, as interpreted under the laws and by the courts of the State of Delaware; provided that Fraud shall only be deemed to exist if such Party had the specific intent to deceive and mislead the other Party.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1(a) (Organization), 3.1(b) (Authorization) and 3.1(e) (Ownership of the Assets).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Know-How” means any and all proprietary and non-public ideas, inventions, discoveries, data, results, records, formulae, designs, specifications, scientific methods, trade secrets, business plans, business methods, processes, formulations, techniques, technology, practices, know-how, technical information (including structural and functional information), process information, pre-clinical information, and clinical information, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data, in each case whether or not patented or patentable.

“Knowledge of Seller” means the actual knowledge of [**].

“Liabilities” means, with respect to any Person, any and all debts, obligations, Losses, interest obligations, deficiencies and assessments, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, due or to become due, whether directly incurred or consequential, whether or not required under GAAP to be accrued on the financial statements of such Person, and including those arising under any law, action or order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Losses”, in respect of any matter, means all claims, demands, proceedings, losses, damages, awards, liabilities, penalties, fees, deficiencies, fines, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) and judgments arising directly or indirectly as a consequence of such matter.

“Materials” means any and all physical embodiments of chemical or biological materials.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or other entity or organization.

“Product” means any enzyme replacement therapy, agonist, gene therapy, compound or other pharmaceutical preparation that (a) constitutes ENPP1 or whose primary method of action is to replace ENPP1 or to directly modulate ENPP1 or to directly increase or decrease ENPP1 levels and (b) was researched, developed, manufactured, commercialized or otherwise exploited by or on behalf of Seller prior to the Effective Date. For clarity, Product shall include prodrugs, analogs, salts, free acids, free bases, clathrates, solvates, hydrates, hemihydrates, anhydrides, esters, chelates, conformers, congeners, crystal forms, crystal habits, polymorphs, amorphous solids, homologs, isomers, stereoisomers, enantiomers, racemates, isotopic or radiolabeled equivalents, metabolites and conjugates of any of the above.

“Program” means any program conducted by or on behalf of Seller prior to the Effective Date that was directed to the research, development, manufacture, commercialization or other exploitation any Product.

“Regulatory Authority” means any governmental entity with jurisdiction or authority over the development, manufacture, commercialization or other exploitation of pharmaceutical products, and any corresponding national or regional regulatory authorities.

“Regulatory Submissions” means all filings, applications and submissions with or to any Regulatory Authority in support of the development, manufacture, commercialization or other exploitation of any Product, and all formal and informal, written or electronic correspondence or communications with or from any relevant Regulatory Authority with respect to any Product, as well as minutes of any material meetings, telephone conferences, or discussions with any Regulatory Authority with respect to any Product.

“Representatives” means, with respect to either Party, such Party’s Affiliates and its and their respective employees, directors, officers and managers.

“Seller Permitted Encumbrance” means (a) statutory Encumbrances arising out of operation of law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (b) Encumbrances for taxes not yet due, payable, delinquent or subject to penalties for nonpayment, or which are being contested in good faith through appropriate proceedings; (c) imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and are not reasonably likely to materially impair, the continued use and operation of the Assets, (d) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Encumbrances and security obligations that are incurred in the ordinary course of business and are not delinquent, and (e) non-exclusive licenses granted by Seller or its Affiliates under any Assets in the ordinary course of business.

“Third Party” means any Person other than the Buyer, the Seller or their respective Affiliates.

1.2	Extended Meanings

Grammatical variations of any terms defined herein have similar meanings to such defined terms; words importing number include the singular and the plural; words importing gender include the feminine, neuter and masculine genders; the words “include”, “includes,” and “including” will be deemed to be followed by the phrase “without limitation,”; the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”; the word “will” will be construed to have the same meaning and effect as the word “shall”; any reference herein to any Person will be construed to include such Person’s successors and assigns; the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; all references herein to Sections, Schedules or Exhibits will be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto; provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, e-mail (solely with return receipt), approved minutes or otherwise (but excluding e-mail without return receipt and instant messaging); references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then current amendments thereto or any replacement or successor law, rule or regulation thereof; and any action or occurrence deemed to be effective as of a particular date will be deemed to be effective as of 11:59 PM ET on such date.

1.3	Captions and Headings

The captions and headings contained herein are for the convenience of the Parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties.

1.4	Drafting

Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party that drafted such terms and provisions.

1.5	Exhibits

The following exhibits and schedules are attached to and form part of this Agreement:

Exhibit A-1 Exhibit A-2	– –	Assigned Solely-Owned Patent Rights Assigned Jointly-Owned Patent Rights
Exhibit B	–	Assigned Data, Assigned Know-How and Assigned Materials
Exhibit C	–	Press Release
Disclosure Schedules

ARTICLE 2

SALE AND DELIVERY OF THE ASSETS

2.1	Transfer of the Assets; Acknowledgement

Subject to and upon the terms and conditions of this Agreement, the Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer, and agrees to cause its Affiliates to sell, assign and transfer to the Buyer, and the Buyer hereby purchases from the Seller and its Affiliates, Seller’s and its Affiliates’ entire right, title and interest in and to the Assets.

2.2	Confirmatory Assignment of Assigned Patent Rights

Without limiting Section 2.1, the Seller hereby sells, assigns and transfers, and agrees to cause its Affiliates to sell, assign and transfer, to the Buyer Seller’s and its Affiliates’ entire right, title and interest in all countries, including Seller’s and its Affiliates’ rights of priority and rights to sue for past infringement, in the Assigned Patent Rights, and Seller’s and its Affiliates’ rights in and to all patents in any country that, following the Effective Date, may be or are granted with respect to the Assigned Patent Rights, including any divisional, continuation, continuation-in-part, reexamination, reissue or other patent applications or patents based in whole or in part thereon. The Seller hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States to issue such rights to the Buyer and its successors and assigns, and further authorizes and requests officials of patent offices in countries other than the United States to issue such rights, as may be granted upon said Assigned Patent Rights, including any divisional, continuation, continuation-in-part, reexamination, reissue or other patent applications or patents based in whole or in part thereon, to the Buyer and its successors and assigns, to the full end of the term for all said patents that may be granted, as fully and entirely as the same would have been held by the Seller had this assignment and sale not been made.

2.3	Further Assurances

(a)

At any time and from time to time after the Effective Date, at a Party’s request and without further consideration, the other Party shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other actions, as the requesting Party may reasonably request to more effectively transfer, convey and assign to (i) the Buyer, and to confirm the Buyer’s title to, all of the Assets and Assumed Liabilities, to put the Buyer in actual possession and operating control thereof, and to assist Buyer in exercising all rights with respect thereto and (ii) to Seller, and to confirm Seller’s title to, all of the Excluded Assets and Retained Liabilities, to put Seller in actual possession and operating control thereof, and to assist Seller in exercising all rights with respect thereto. Notwithstanding anything to the contrary herein, Buyer shall prepare any such additional instruments or documents necessary to assign, convey or transfer the Assets (including the Assigned Patent Rights) at its sole expense, and Buyer shall bear all costs and expenses (including filing fees) associated with such assignment and transfer of the Assigned Patent Rights.

(b)

Without limiting Section 2.3(a), the Seller shall, and shall cause its Representatives to, reasonably cooperate with the Buyer, at the Buyer’s expense, to prosecute, maintain, defend, and enforce the Assigned Patent Rights, including by giving testimony and executing and delivering to the Buyer any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents as may be reasonably requested by the Buyer.

(c)

If, at any time within [**] after the Effective Date, Seller’s Head of Research & Development becomes aware of the existence of (i) any patent or patent application that claims the composition, formulation, method of making or method of using solely one (1) or more Products or (ii) any (A) research, chemistry, manufacturing, controls, pharmacology, interchangeability, in vitro, in vivo, pre-clinical, non-clinical or clinical data, protocols or methods, or interests therein, that are solely related to any Product, (B) Know-How, or interests therein, that are solely related to any Product or (C) Materials, or interests therein, that are solely related to any Product, in each case ((i) and (ii)) that (1) were owned by the Seller or any of its Affiliates as of the Effective Date, (2) remain owned by, and remain in the possession of, Seller or any of its Affiliate when identified by Seller, and (3) have not previously been assigned and transferred by the Seller to the Buyer (collectively, “Additional Assets”), then Seller shall promptly notify the Buyer of such Additional Assets and, if so requested by Buyer, Seller shall, and shall cause its Affiliates to, assign to the Buyer Seller’s and its Affiliates’ entire right, title and interest in and to such Additional Assets and, if applicable, transfer such Additional Assets to the Buyer, in each case, at Buyer’s sole expense.

(d)

If, at any time within [**] after the Effective Date, Seller’s Head of Research & Development becomes aware of the existence of any agreement between Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, (1) that was in existence as of the Effective Date, (2) that is solely related to any Product, (3) with respect to which Seller or any of its Affiliates remains a counterparty when identified by Seller, and (4) (A) that remains in full force and effect when identified by Seller or (B) that is listed on the Disclosure Schedules and such listed agreement includes surviving grants of licenses (each such agreement, a “Transferred Contract”), then Seller shall promptly notify the Buyer of such Transferred Contract and, if so requested by Buyer, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to assign to the Buyer Seller’s and its Affiliates’ entire right, title and interest in and to such Transferred Contract, in each case, at Buyer’s sole expense; provided, that none of Seller or its Affiliates shall be required to pay money to any Third Party, commence any litigation, offer or grant any accommodation (financial or otherwise) to any Third Party, or breach any terms of the Transferred Contract, in each case, in connection with such efforts. If a Transferred Contract is listed on the Disclosure Schedules, then such listing shall satisfy Seller’s notice obligation to Buyer in respect of such Transferred Contract under this Section 2.3(d). Upon the transfer of a Transferred Contract to Buyer, such Transferred Contract shall constitute an Additional Asset for all purposes under this Agreement. Seller provides no assurances to Buyer that any consent, authorization, approval or waiver of a Third Party contemplated by this Section 2.3(d) will be granted. Subject to compliance by Seller with the provisions of this Section 2.3(d), the Parties acknowledge and agree that neither Seller nor its Affiliates shall be obligated to obtain any such authorization, approval, consent or waiver hereunder and neither (i) the failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the transactions contemplated by this Section 2.3(d) in and of itself nor (ii) any default or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person to the extent arising out of any such failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the transactions contemplated by this Section 2.3(d) in and of itself shall be deemed a breach of any representation, warranty or covenant of Seller contained in this Agreement. If, despite Seller’s compliance with the provisions of this Section 2.3(d), any such consent that is necessary to assign any given Transferred Contract to the Buyer is not obtained, Seller will be deemed to have fulfilled its obligations under this Section 2.3(d) with respect to such Transferred Contract. With respect to any contract that (I) is listed on the Disclosure Schedules, (II) is related, but not solely related, to any Product and (III) includes a license to the Seller or any of its Affiliates related to any Product, if so requested by Buyer, Seller shall, and shall cause its Affiliates to, at the Buyer’s sole expense, use commercially reasonable efforts to grant to the Buyer a sublicense under such license solely as it relates to any Product; provided, that none of Seller or its Affiliates shall be required to pay money to any Third Party, commence any litigation, offer or grant any accommodation (financial or otherwise) to any Third Party, or breach any terms of the applicable contract, in each case, in connection with such efforts, and, if, despite Seller’s compliance with the provisions of this sentence, any such sublicense is not obtained, Seller will be deemed to have fulfilled its obligations under this section with respect to such sublicense.

2.4	Covenant Not to Take Action Adverse to Assigned Patent Rights

The Seller hereby covenants and agrees that neither it nor any of its Affiliates shall institute, participate in, cooperate with or finance, or assist any Third Party to institute, participate in, cooperate with or finance, any proceedings or actions challenging the Buyer’s ownership, or the validity or enforceability, of any of the Assigned Patent Rights, including through any interference or similar proceeding, or in connection with any challenge to the ownership, validity or enforceability of any of the Assigned Patent Rights. Notwithstanding anything to the contrary herein, in no event will the foregoing be deemed to limit or restrict Seller’s or its Affiliates’ purchase of equity, debt or other convertible securities issued by a Third Party without a bona fide purpose by or on behalf of Seller or its Affiliates to directly finance proceedings or actions challenging the Buyer’s ownership, or the validity or enforceability, of any of the Assigned Patent Rights, including through any interference or similar proceeding, or in connection with any challenge to the ownership, validity or enforceability of any of the Assigned Patent Rights.

2.5	Equity Issuance

Subject to the terms and conditions of this Agreement and the Series A-2 Convertible Preferred Stock Purchase Agreement by and between the Parties, dated as of the Effective Date (the “SPA”), in consideration for the sale of the Assets by the Seller to the Buyer, the Buyer shall issue to the Seller, pursuant to the terms of the SPA, 8,294,360 shares of the Buyer’s Series A-2 Convertible Preferred Stock, par value $0.0001 per share, as set forth in the SPA.

2.6	Complete Transfer

The Seller expressly agrees that, except for the Internal Research License (as defined below), the sale of the Assets under this Agreement constitutes a complete and irrevocable transfer of all of its and its Affiliates’ rights, title and interest in and to the Assets, and that the Seller and its Affiliates reserve no rights to research, develop, manufacture, commercialize or otherwise exploit, or to encumber, market or otherwise transfer the Assets.

2.7	Excluded Assets

Buyer acknowledges and agrees that, other than the Assets and, to the extent assigned pursuant to Section 2.3(c), the Additional Assets, it is not acquiring any right, title or interest in, to or under any assets, property, rights and interests of Seller or its Affiliates (collectively, the “Excluded Assets”). Notwithstanding anything to the contrary herein, to the extent the Assets (other than the Assigned Patent Rights) or Additional Assets include any assets, property, rights and interests of Seller or its Affiliates that are not solely related to any Product, such assets, property, rights and interests of Seller or its Affiliates shall be deemed Excluded Assets for all purposes under this Agreement.

2.8	Retained Liabilities; Assumed Liabilities

Without limiting either Party’s indemnification obligations set forth in Article 5, (a) Seller and its Affiliates retain, and will be responsible for and timely satisfy and discharge all Liabilities of Seller and its Affiliates arising out of or relating to (i) the Assets, solely to the extent arising out of or relating to any actions or occurrence prior to the Effective Date, (ii) the Additional Assets, solely to the extent arising out of or relating to any actions or occurrences prior to the date such Additional Assets are assigned and transferred to the Buyer hereunder or (iii) payment of money in respect of any Seller Permitted Encumbrance that attached to the applicable Asset or Additional Asset prior to the effective date of assignment and transfer of such Asset or Additional Asset, respectively, to the Buyer pursuant to this Agreement; provided, that, notwithstanding anything to the contrary herein, neither Seller nor any of its Affiliates shall have any obligation to satisfy, discharge, terminate, modify or otherwise dispose of any Encumbrance set forth in clause (e) of the definition of “Seller Permitted Encumbrances” (clauses (a)(i)-(a)(iii), collectively, the “Retained Liabilities”), and (b) Buyer agrees to assume and to timely satisfy and discharge all Liabilities (other than the Retained Liabilities) that (i) arise out of or relate to the Assets on or following the Effective Date or the Additional Assets on or after the date such Additional Assets are assigned and transferred to the Buyer hereunder, including Liabilities of Seller or its Affiliates under any Transferred Contract that constitutes an Additional Asset and (ii) are incurred in connection with Buyer’s or its Representative’s exploitation of the Assets on or after the Effective Date or the Additional Assets on or after the date such Additional Assets are assigned and transferred to the Buyer hereunder (clauses (b)(i)-(b)(ii), collectively, the “Assumed Liabilities”).

2.9	Internal Research License

Subject to the terms and conditions of this Agreement, the Buyer hereby grants, and agrees to grant, to the Seller and its Affiliates a non-exclusive, non-assignable, non-sublicensable (except to Representatives acting on behalf of Seller or its Affiliates), fully-paid, royalty-free, perpetual (except as set forth in Section 6.2) license to use the Assets and Additional Assets solely for internal, non-clinical research purposes (the “Internal Research License”).

2.10	Taxes

(a)

All transfer, sales, use, rental, customs, value added and consumption taxes, deed excise stamps and similar taxes related to the sale of the Assets and Additional Assets contemplated by this Agreement shall be paid by the Seller. The Seller shall file all necessary tax returns and other documentation with respect to all such taxes, and, if required by any applicable law, rule or regulation, the Buyer will join in the execution of any such tax return or other documentation. Each Party shall be liable for its own income taxes.

(b)

The Buyer will be entitled to deduct and withhold from the amounts payable by it pursuant to this Agreement to the Seller such amounts as it is required to deduct and withhold with respect to the making of such payments under applicable tax law. On the Effective Date, the Seller shall provide an IRS Form W-9 to the Buyer certifying that it a U.S. person and not subject to backup withholding. Notwithstanding anything herein to the contrary, to the extent the Seller has timely provided the Buyer with a duly executed IRS Form W-9, no such deduction or withholding shall be made.

(c)

Following the Closing, the Seller shall prepare and provide to the Buyer an initial allocation of the purchase price (for tax purposes) among the Assets and Additional Assets in accordance with applicable law. The Buyer shall be permitted to review and comment on the initial allocation which comments shall be provided to the Seller not later than within [**] after the initial allocation has been delivered to the Buyer. The Buyer and the Seller shall use good faith efforts to resolve any dispute regarding the preparation of the allocation. The allocation as finally agreed between the Buyer and the Seller hereunder is referred to as the agreed allocation. The Parties shall, and shall cause their Affiliates to, report, act and file their respective tax returns in accordance with such agreed allocation and any adjustments thereto and shall not take any position on a tax return or in a tax audit or similar proceeding inconsistent with such allocation and any adjustments thereto. To the extent the Buyer and Seller are unable to agree as provided above, then each of the Buyer and the Seller shall use its own allocation. The Buyer shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Seller may reasonably request to prepare the allocation and any adjustments thereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Seller’s Representations

The Seller hereby represents and warrants to the Buyer that, as of the Effective Date:

(a)

Organization. The Seller is a corporation existing under the laws of the State of Delaware, and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)

Authorization. The execution and delivery of this Agreement by the Seller, and the consummation by the Seller of all transactions contemplated hereby, have been duly authorized by all requisite organizational and, if applicable, shareholder action. This Agreement constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws, rules and regulations affecting creditors’ rights generally and by general principles of equity.

(c)

Noncontravention. Except as set forth on Schedule 3.1(c), the execution, delivery and performance by the Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, will not, with or without the giving of notice or the passage of time or both, (i) violate in any material respect any provision of any law, rule or regulation applicable to the Seller; (ii) violate any provision of the articles or by-laws of the Seller; (iii) violate any judgment, decree, order or award of any arbitrator, court or other governmental entity; or (iv) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any claim, liability, lien, pledge, charge, encumbrance or equity of any kind (each, an “Encumbrance”), other than Seller Permitted Encumbrances, upon the Assets pursuant to any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller or any of its Affiliates is a party or by which the Seller or any of its or its Affiliates’ properties is or may be bound, except, with respect to clauses (i) and (iii), for any violations that would not, individually or in the aggregate, reasonably be expected to be material to the Assets.

(d)

Third-Party Consents. Except as set forth on Schedule 3.1(d), to the Knowledge of Seller, the Seller is not a party to any agreement solely related to any of the Assets or any associated rights or interests transferred under this Agreement. Except as set forth on Schedule 3.1(d), to the Knowledge of Seller, no consent or approval of any lender, lessor or other Third Party is required in order for the Seller to consummate the transactions contemplated by this Agreement.

(e)

Ownership of the Assets. The execution by the Seller of this Agreement and the delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement (i) will vest good, clear, record and marketable title to the Assigned Patent Rights in the Buyer, free and clear of all Encumbrances, other than Seller Permitted Encumbrances and (ii) to the Knowledge of Seller, except as set forth on Schedule 3.1(e), will vest good, clear, record and marketable title to the Assigned Data, the Assigned Know-How and the Assigned Materials in the Buyer, free and clear of all Encumbrances, other than Seller Permitted Encumbrances. Other than Seller Permitted Encumbrances, Seller has not granted to any Third Party any rights in or to (i) any of the Assigned Patent Rights or (ii) to the Knowledge of Seller, except as set forth on Schedule 3.1(e), any Know-How or Materials, or interests therein, that are owned by the Seller or any of its Affiliates and are solely related to, and are necessary for the research, development, manufacture, commercialization or other exploitation of, any Product. Other than abandoned or expired Assigned Patent Rights as expressly set forth on Exhibit A-1 or Exhibit A-2, Seller is the true, lawful and exclusive (or, with respect to the jointly-owned patent rights set forth on Exhibit A-2, joint) owner of the Assigned Patent Rights. Except as set forth on Schedule 3.1(e), to the Knowledge of Seller, Seller is the true, lawful and exclusive owner of the Assigned Materials, Assigned Know-How, and Assigned Data.

(f)

No Other Assets. To the Knowledge of Seller, except as set forth on Schedule 3.1(f), Seller does not have any rights, title or interest in or to any Know-How; Materials; filings, applications or submissions with or to any Regulatory Authority; patents, patent applications or other intellectual property rights; or other assets substantially relating to any Program or Product other than the Assets. Exhibit A-1 and Exhibit A-2 sets forth all Assigned Patent Rights existing as of the Effective Date.

(g)

No Litigation. No action, suit, proceeding or investigation is pending or, to the Knowledge of Seller, threatened (i) that would reasonably be likely to have a material adverse effect on any of the Assets, (ii) that challenges the ownership or exploitation, in any respect, of any of the Assets or (iii) that challenges the rights of the Seller under, or the validity or enforceability of, any of the Assigned Patent Rights.

(h)

Validity and Enforceability. Except as expressly set forth on Exhibit A-1 or Exhibit A-2, to the Knowledge of Seller, none of the Assigned Patent Rights has (i) been revoked or held by any court or other governmental entity to be invalid or unenforceable, in whole or in part, or (ii) expired or been withdrawn, cancelled, abandoned or finally rejected.

(i)	No Fees. To the Knowledge of Seller, there are no registration, maintenance or renewal costs, fees or charges outstanding in respect of the Assigned Patent Rights.

(j)

No Existing Programs. Neither the Seller nor any of its Affiliates has an active program under which it is researching, developing, manufacturing, commercializing or otherwise exploiting any enzyme replacement therapy, agonist, gene therapy, compound or other pharmaceutical preparation that is intended by Seller to constitute, replace or increase ENPP1 or is intended by Seller to be directed against ENPP1.

(k)	No Regulatory Submissions. Seller and its Affiliates do not own or control any Regulatory Submissions.

(l)

No Seller Permitted Encumbrances. To the Knowledge of Seller, there are no Seller Permitted Encumbrances. This Section 3.1(l) shall not apply to any Seller Permitted Encumbrances described in clause (b) of the definition thereof.

3.2	Buyer’s Representations

The Buyer hereby represents and warrants to the Seller that, as of the Effective Date:

(a)

Organization. The Buyer is a corporation existing under the laws of the State of Delaware and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to carry out the provisions of this Agreement.

(b)

Authorization. The execution and delivery of this Agreement by the Buyer, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws, rules and regulations affecting creditors’ rights generally and by general principles of equity.

(c)

Noncontravention. The execution, delivery and performance by the Buyer of this Agreement, and the consummation by the Buyer of the transactions contemplated hereby, will not, with or without the giving of notice or the passage of time or both, (i) violate in any material respect any provision of any law, rule or regulation applicable to the Buyer; (ii) violate any provision of the articles or by-laws of the Buyer; (iii) violate any judgment, decree, order or award of any arbitrator, court or other governmental entity; or (iv) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Encumbrance, other than Buyer Permitted Encumbrances, upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Buyer is a party or by which the Buyer or any of its properties is or may be bound except, with respect to clauses (i) and (iii), for any violations that would not, individually or in the aggregate, reasonably be expected to be material to the business and assets of Buyer.

ARTICLE 4

ADDITIONAL COVENANTS

4.1	Confidentiality

From and after the Effective Date, all information to the extent that it relates solely to the Assets, including the Assigned Know-How, that has not, as of the Effective Date, been disclosed to the public shall constitute confidential and proprietary information of the Buyer, and shall be deemed not to be Seller’s “Information” (as defined in each Confidentiality Agreement) under either Confidentiality Agreement. The Seller agrees not to, and to ensure that its Representatives do not, (a) use any such information for any purpose other than the Internal Research License or (b) disclose to any Third Party any such information; except that the obligations set forth in this Section 4.1 shall not apply to (i) any information that is or becomes, without any fault of the Seller or any of its Representatives, part of the public domain, (ii) any information that is lawfully provided, after the Effective Date, to Seller or any of its Representatives by any Third Party rightfully in possession of such information without a duty of confidentiality owed to Buyer or (iii) any information which Seller or its Affiliates develop after the Effective Date without the use or application of any Assets or (iv) any information which Seller or its Affiliates develop after the Effective Date in practicing the Internal Research License, other than information that relates solely to any enzyme replacement therapy, agonist, gene therapy, compound or other pharmaceutical preparation that is intended by Seller or any of its Affiliates to constitute, replace or increase ENPP1 or is intended by Seller or any of its Affiliates to be directed against ENPP1. Neither Party shall disclose, and each Party shall ensure that its Representatives do not disclose, the terms of this Agreement to any Third Party, except as permitted in Section 4.2 or under the Confidentiality Agreements.

4.2	Publicity

The Buyer may issue the press release attached as Exhibit C. Except with respect to the press release attached as Exhibit C, neither Party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the prior written consent of the other Party (whether such other Party is named in such publicity, news release or other public announcement or not), which consent shall not be unreasonably withheld, conditioned or delayed, except where such publicity, news release or other public announcement is required by law or any listing or trading agreement concerning its publicly traded securities, provided that, in such event, the Party issuing the same shall still be required to consult with the other Party (whether such other Party is named in such publicity, news release or public announcement or not) at least [**] (or, in respect of Buyer’s Form S-1 filed with the SEC on July 2, 2020 or any Form S-1/A thereto, at least [**]) prior to its release to allow the other Party to comment thereon and, after its release, shall provide the other Party with a copy thereof. If Buyer, based on the advice of its counsel, determines that this Agreement must be filed with the United States Securities and Exchange Commission (“SEC”) or any other similar governmental entity, then Buyer, at least [**] prior to making any such filing, shall provide Seller and its counsel with a redacted version of this Agreement which it intends to file and any draft correspondence with the SEC requesting the confidential treatment by the SEC of those redacted sections of the Agreement, and will give due consideration to any timely, reasonable comments provided by Seller or its counsel and use commercially reasonable efforts to ensure the confidential treatment by the SEC of those sections specified by Seller or its counsel. Notwithstanding anything to the contrary herein, each Party may, without the prior written consent of, or notice to, the other Party, disclose in such Party’s periodic filings with the SEC the existence and amount of Seller’s equity interests held in Buyer.

4.3	Condition of the Assets

(a)

Buyer and its Representatives have made all inspections and investigations relating to the Assets deemed necessary or desirable by Buyer. Buyer acknowledges and agrees that (i) it is purchasing the Assets based on the results of such inspections and investigations and the representations and warranties set forth in Section 3.1, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in Section 3.1, and (ii) subject to Section 3.1, the Assets are sold “as is, where is” and Buyer accepts the Assets in the condition they are in on the Effective Date. In light of such inspections and investigations, and the representations and warranties expressly made to Buyer by Seller in this Section 3.1, BUYER AGREES THAT SUCH REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF, AND BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAWS, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b)	Any claims Buyer may have for breach of representation or warranty under this Agreement will be based solely on the representations and warranties of Seller expressly set forth in Section 3.1.

(c)

Buyer further acknowledges and agrees that neither Seller nor any of its Affiliates has made any representation, warranty or statement, express or implied, regarding Seller, any of its Affiliates or the Assets not expressly set forth in Section 3.1 upon which Buyer has relied in executing this Agreement, and neither Seller nor any of its Affiliates will have, or be subject to, any liability to Buyer resulting from the distribution to Buyer or its Representatives, or Buyer’s use of, any such representation, warranty or statement.

(d)

Without limiting the foregoing or any representation or warranty set forth in Section 3.1, Buyer acknowledges and agrees that (i) it may have received from Seller various estimates, assumptions, projections, forecasts and plans regarding the Assets (collectively, the “Forward-Looking Statements”) in connection with Buyer’s investigation of the Assets; (ii) there are uncertainties inherent in attempting to make such Forward-Looking Statements; (iii) Buyer is familiar with such uncertainties; (iv) Buyer is taking full responsibility for making its own investigation, examination and valuation of the Assets, and has employed outside professionals to assist with such investigation, examination and valuation; (v) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements; and (vi) Buyer is not relying on any Forward-Looking Statement in any manner whatsoever; and (vii) Buyer has no claim against Seller or any of its Affiliates with respect to the foregoing. Buyer further acknowledges and agrees that Seller makes no representation or warranty hereunder with respect to (A) the reasonableness of the assumptions underlying any Forward-Looking Statement; or (B) any Forward-Looking Statement made in any materials or any supplemental due diligence information provided or made available to Buyer, any of Buyer’s discussions with management regarding the Assets, any negotiations leading to this Agreement, or any other circumstance. Notwithstanding anything to the contrary in this Section 4.3, this Section 4.3 does not limit in any way the representations and warranties of Seller set forth in Section 3.1.

4.4	Grant of License

All rights and licenses granted under or pursuant to any section of this Agreement are, for purposes of 11 U.S.C. § 365(n) or any analogous provisions in any other country or jurisdiction (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code (and any equivalent provisions under the bankruptcy or insolvency laws of any other relevant jurisdiction). The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property and all embodiments of such intellectual property, which, if not already in its possession, shall be promptly delivered to the non-bankrupt Party (a) upon the commencement of a bankruptcy proceeding upon the non-bankrupt Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-bankrupt Party.

ARTICLE 5

INDEMNIFICATION

5.1	Seller’s Indemnity

The Seller shall indemnify and defend the Buyer and its Affiliates from and against any and all Losses suffered or incurred by the Buyer or any of its Affiliates to the extent as a result of or arising, directly or indirectly, out of or in connection with:

(a)	any breach by the Seller of, or any inaccuracy in, any representation or warranty of the Seller contained in Section 3.1 of this Agreement;

(b)	any breach or non-performance by the Seller of any covenant to be performed by it contained in this Agreement;

(c)	any Retained Liability; or

(d)	any Fraud or intentional misrepresentation by the Seller.

5.2	Buyer’s Indemnity

The Buyer shall indemnify and defend the Seller and its Affiliates from and against any and all Losses suffered or incurred by the Seller or any of its Affiliates to the extent as a result of or arising, directly or indirectly, out of or in connection with:

(a)	any breach by the Buyer of, or any inaccuracy in, any representation or warranty of the Buyer contained in Section 3.2 of this Agreement;

(b)	any breach or non-performance by the Buyer of any covenant to be performed by it which is contained in this Agreement;

(c)	any Assumed Liability;

(d)

except with respect to any Retained Liability, any event occurring on or after the Effective Date in connection with use, ownership, possession, operation, management, business integration, or transfer of any Asset by or on behalf of Buyer on or after the Effective Date (including infringement of any Third Party intellectual property rights by or on behalf of Buyer on or after the Effective Date and all Liability associated with any product that Buyer may develop, manufacture, use, commercialize or otherwise exploit using any of the Assets); or

(e)	any Fraud or intentional misrepresentation by the Buyer.

5.3	Certain Limitations

(a)

All representations, warranties, covenants and obligations contained in this Agreement shall survive from and after the Effective Date; provided, however, that (i) the Fundamental Representations, the representations and warranties set forth in Section 3.2(a) and 3.2(b) or claims based on Fraud shall terminate on the earlier of (x) the expiration of any statute of limitations applicable thereto or (y) the date that is six (6) years after the Effective Date, and (ii) the other representations and warranties contained in this Agreement shall terminate on the date that is twelve (12) months after the Effective Date; provided, further, such covenants and agreements of the Parties shall survive until they are fully performed or fulfilled, except as otherwise expressly set forth in the terms of such covenants and agreements.

(b)

Notwithstanding anything to the contrary herein, Buyer shall not be entitled to be indemnified pursuant to Section 5.1(a) unless and until the aggregate of all Losses for which Buyer would, but for this Section 5.3(b), be entitled to indemnification hereunder exceeds on a cumulative basis $[**], at which point Buyer shall be entitled to be indemnified and held harmless by Seller for and against the full amount of such Losses; provided, however, that the foregoing provisions of this Section 5.3(b) shall not apply to any breach of the Fundamental Representations or claims based on Fraud.

(c)

In no event shall the aggregate amount for which Buyer shall be indemnified and held harmless under Section 5.1(a) with respect to breaches or inaccuracies of any of the representations and warranties of Seller set forth in Section 3.1, other than the Fundamental Representations or claims based on Fraud, exceed $[**]. The aggregate Liability of Seller for any Losses with respect to matters set forth in Section 5.1 shall not exceed $[**].

(d)

Each Party shall take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise to a claim for indemnification under Section 5.1 or Section 5.2, as applicable. The amount of any Loss for which indemnification is provided under Section 5.1 or Section 5.2 shall be net of any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any nonaffiliated Third Party. If the amount to be netted hereunder from any payment required under Section 5.1 or Section 5.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to the Indemnified Party pursuant to this Article 5, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 5 had such determination been made at the time of such payment. The Indemnifying Party may require, as a condition to the provision of any indemnification hereunder, that the Indemnified Party execute an undertaking consistent with its obligations set forth in this Section 5.3(d).

5.4	Notice of Claim

If a Party (the “Indemnified Party”) wishes to be indemnified with respect to any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter that may give rise to an indemnification obligation hereunder (each, a “Claim”) against the other Party (the “Indemnifying Party”) pursuant to Section 5.1 or 5.2, such Party shall deliver promptly to the other Party a written notice setting forth in reasonable particularity:

(a)	the factual basis for the Claim, and any provisions of this Agreement, or of any applicable laws, rules or regulations, relied upon; and

(b)	the amount of the Claim or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Claim.

5.5	Defense of Third Party Actions

If the Indemnified Party receives notice or otherwise obtains knowledge of the commencement or threat of any Claim instituted by a Third Party (a “Third Party Claim”) for which the Indemnified Party desires to seek indemnification from the Indemnifying Party hereunder, then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such Claim, but any failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such Claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Claim, or the opportunity to defend or participate in the defense of such Claim, or otherwise actually prejudices the Indemnifying Party with respect to such Claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within [**] after receipt of any such notice of a Claim, to assume the defense and control of such Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event that the Indemnifying Party assumes, and continues to pursue in good faith, the defense and control of such Claim using counsel reasonably satisfactory to the Indemnified Party, then the Indemnified Party shall be entitled to participate in (but not control) the defense of such Claim, with its counsel and at its own expense. In the event that the Indemnifying Party declines or fails to assume and control, or ceases to pursue in good faith, the defense of the Claim or to employ counsel reasonably satisfactory to the Indemnified Party, then the Indemnified Party may employ counsel, reasonably acceptable to the Indemnifying Party, to represent or defend the Indemnified Party in any such Claim, and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred, subject to the monetary limitations set forth in this Article 5; except that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one (1) counsel in any jurisdiction in any single Claim and the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. The Indemnified Party may not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is sought hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not settle any claim or assertion in any manner that would impose any obligation on the

Indemnified Party (other than solely financial obligations against which Indemnifying Party fully indemnifies the Indemnified Party in accordance with this Article 5), unless the Indemnified Party consents in writing to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed.

5.6	Effect of Knowledge

Buyer shall not be entitled to any indemnification hereunder with respect to any breach of any representation or warranty with respect to which Buyer had actual knowledge of such breach as of the Effective Date.

5.7	No Consequential Damages

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, WITH THE EXCEPTION (I) OF RELIEF MANDATED BY STATUTE AND (II) A PARTY’S INDEMNIFICATION OBLIGATIONS FOR ANY LOSS INCURRED OR SUFFERED AS A RESULT OF ANY THIRD PARTY CLAIM, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS DAMAGES OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES OR ATTORNEYS FEES, COSTS OR PREJUDGMENT INTEREST THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER.

5.8	Exclusive Remedy

Except as set forth in Section 6.6, this Article 5 provides the sole and exclusive means by which a Party may assert and remedy any claims arising under this Agreement. Except as set forth in Section 6.6, each Party hereby waives and releases any other remedies or claims that it may have against the other Party (or any of its Affiliates) with respect to the matters arising out of or in connection with this Agreement, except that nothing herein shall limit the liability of any Party hereto for Fraud. With respect to any Losses arising under this Agreement, the Parties agree that they shall only seek such Losses from the other Party and hereby waive the right to seek Losses from or equitable remedies, such as injunctive relief, against any Affiliate of the other Party or any Representative thereof (or any of its Affiliates).

ARTICLE 6

GENERAL

6.1	Notices

Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile, internationally recognized overnight courier or registered or certified mail, postage prepaid, addressed as follows (or such other address for a Party as may be specified in a notice provided pursuant to this Section 6.1):

(a)	To the Seller:	Alexion Pharmaceuticals, Inc. 121 Seaport Boulevard Boston, MA 02210 Attention: [**] Email: [**]

	with a copy (which shall not constitute notice) to:	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Attention: Mark Bellomy Bradford Flint Email: Mark.Bellomy@ropesgray.com Bradford.Flint@ropesgray.com

(b)	To the Buyer:	Inozyme Pharma, Inc. 321 Summer Street, Floor 4 Boston, MA 02210 Attention: Axel Bolte Damon Banks

	with a copy (which shall not constitute notice) to:	WilmerHale LLP 60 State Street Boston, MA 02109 Attention: Brian A. Johnson Steven D. Barrett Email: brian.johnson@wilmerhale.com steven.barrett@wilmerhale.com

Unless otherwise specified herein, each such notice or other communication will be deemed received (a) on the date delivered, if delivered personally, (b) on the date the facsimile was successfully transmitted to the receiving Party or (c) on the date the registered, certified or overnight mail was received by the receiving Party.

6.2	Assignment; Successors and Assigns; No Third Party Beneficiaries

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the immediately preceding sentence, (a) either Party may, without the other Party’s prior written consent, assign or delegate this Agreement or any of its rights, interests or obligations hereunder, in whole or in part, to an Affiliate and (b) either Party may, without the other Party’s prior written consent, assign or delegate this Agreement or any of its rights or obligations hereunder, in whole or in part, to a Third Party that acquires, by or otherwise in connection with any merger, sale of assets or otherwise, all or substantially all of the business of such Party to which the subject matter of this Agreement relates; except that (x) in the case of an acquisition of less than all or substantially all of the entire business of Seller, neither Seller nor any of its Affiliates may assign the Internal Research License to any Third Party and, upon any such assignment of this Agreement in the case of an acquisition of less than all or substantially all of the entire business of Seller, the Internal Research License shall immediately terminate, (y) any Third Party assignee of Seller’s rights under this Agreement must agree in writing to assume all of Seller’s obligations under this Agreement, including Seller’s obligations under Section 2.3, and (z) the assigning Party shall not be relieved of any of its obligations under this Agreement. All of the covenants and agreements in this Agreement shall be binding upon the Parties and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 6.2 will be null and void ab initio. Other than in respect of Section 6.12, there are no express or implied Third Party beneficiaries hereunder.

6.3	Independent Contractors

Nothing contained in this Agreement is intended or shall be deemed or construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties, including for all applicable tax purposes. Each Party is an independent contractor. No Party shall assume, either directly or indirectly, any liability of or for the other Party. No Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, nor to bind the other Party to any contract or other agreement or undertaking with any Third Party.

6.4	Governing Law

This Agreement shall be construed and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the State of Delaware, without reference to conflicts of laws principles.

6.5	Dispute Resolution

Each Party irrevocably submits to the exclusive jurisdiction of (a) the Suffolk County Superior Court of the Commonwealth of Massachusetts and (b) the United States District Court for the District of Massachusetts ((a) and (b), collectively, the “Courts”), for the purposes of any suit, action or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Massachusetts or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Suffolk County Superior Court of the Commonwealth of Massachusetts. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum. Each Party agrees that service of any court paper may be made in the manner provided for in Section 6.1 (excluding facsimile) or such other as may be provided under applicable laws or court rules governing service of process. Notwithstanding anything to the contrary in this Section 6.5, each Party shall have the right to bring any action, suit or proceeding in any court anywhere in the world to the extent necessary to enforce any judgment obtained in any action, suit or proceeding brought in any Court. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

6.6	Specific Performance

Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event that such Party’s obligation to effect the transactions contemplated by this Agreement is not performed or is otherwise breached or violated. Accordingly, each Party agrees that, without posting bond or other undertaking, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches or violations of the obligation of the breaching Party to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court specified in Section 6.5 in addition to any other remedy to which the non-breaching Party may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for an injunction or specific performance in respect of any such threatened or actual breach or violation, it shall not assert that a remedy at law would be adequate.

6.7	Entire Agreement

This Agreement (including the Exhibits attached hereto) and the Confidentiality Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto between the Parties. In the event of any conflict between any term in any Confidentiality Agreement and any term in this Agreement, this Agreement shall govern. The Parties may amend or modify this Agreement, in such manner as may be agreed upon by the Parties, by a written instrument executed by the Buyer and the Seller.

6.8	Severability

This Agreement should not be considered only as an indivisible whole. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby remains consistent with the original intent of the Parties as of the date of this Agreement.

6.9	Waiver

No waiver of any of the provisions of this Agreement shall be binding on a Party unless consented to in writing by that Party; no waiver shall constitute or shall be deemed to constitute a waiver of any other provision (whether or not similar); nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided in a writing signed by the waiving Party.

6.10	Expenses

Except as otherwise expressly provided herein, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

6.11	Counterparts

This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

6.12	Waiver of Conflicts

Buyer acknowledges and agrees that Seller is a client of Ropes & Gray LLP (the “Firm”). Buyer agrees that Buyer and its Affiliates shall not disqualify the Firm from representing, and Buyer hereby agrees that the Firm may represent, Seller in connection with any dispute that may arise between the Parties or their respective Affiliates in connection with this Agreement or the transactions contemplated hereby. Buyer consents thereto, and waives any conflict of interest arising therefrom. Buyer acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that Buyer has consulted with counsel or has been advised they should do so in this connection. Buyer hereby acknowledges that any attorney-client privilege or attorney work-product protection between the Firm and Seller solely in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement prior to the Effective Date shall, on and after the Effective Date, belong to and be controlled by Seller and constitute Excluded Assets (the “Retained Privilege”). In connection with any such dispute that may arise between the Parties or their respective Affiliates in connection with this Agreement or the transactions contemplated hereby, Seller shall have the sole right to decide whether or not to waive the Retained Privilege. Notwithstanding any other provision herein, no term of this Section 6.12 may be amended, waived or modified, without the prior written consent of Seller and the Firm.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Intellectual Property Asset Purchase Agreement as of the date first above written.

INOZYME PHARMA, INC.

By:	/s/ Axel Bolte
Name: Axel Bolte
Title: President and Chief Executive Officer

[Signature Page to Intellectual Property Asset Purchase Agreement]

IN WITNESS WHEREOF the Parties have executed this Intellectual Property Asset Purchase Agreement as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:	/s/ Aradhana Sarin
Name: Aradhana Sarin
Title: Chief Financial Officer

[Signature Page to Intellectual Property Asset Purchase Agreement]